Exhibit 99.1

Contacts: Orion Acquisition Corp. II/Medivation, Inc. Patrick Machado, Chief Financial Officer (415) 543-3470 x201	Lippert/Heilshorn & Associates Ina McGuinness/Bruce Voss (310) 691-7100

MEDIVATION PROVIDES BUSINESS UPDATE

Alzheimer’s Program on Track;

Team Expanded in Anticipation of Potential New Programs

SAN FRANCISCO (May 18, 2005) – Orion Acquisition Corp. II (OTCBB: MTMR), and its wholly owned subsidiary Medivation, Inc., today announced that activities related to the Company’s Phase II clinical trial of Dimebon™ for the treatment of Alzheimer’s disease (AD) are proceeding as scheduled and that its team is expanding in anticipation of potential new programs in other important disease indications.

The manufacture of Dimebon drug substance under good manufacturing practices (GMP) has been completed, and finished Dimebon tablets are currently being manufactured under GMP and are on schedule to be delivered to targeted centers in Russia in July. Based on this timeline, the Phase II trial should commence in the third quarter of 2005, and is anticipated to conclude in June 2006.

This study, which is a double-blind, placebo-controlled, randomized trial, is planned to enroll up to 166 patients with mild to moderate AD in as many as 15 centers in Russia, with a dosing duration of 6 months (the same as that of the pivotal registration trials for other approved AD therapeutics). The Company also announced today that it has identified and met with 13 centers primarily in the regions of Moscow and St. Petersburg. During June and July, members of the Medivation clinical team plan further meetings with investigators, both individually and in large group Investigators’ Meetings, to discuss the logistics of trial execution in order to facilitate smooth and timely enrollment, dosing, clinical assessments and data management.

In parallel, Medivation also announced that it has initiated preclinical studies for a U.S. Investigational New Drug (IND) application for Dimebon, which the Company expects to file by June 2006. Furthermore, the Company continues to explore other possible indications for Dimebon that include anti-aging and other neurodegenerative diseases.

David Hung, M.D., President and Chief Executive Officer of the Company, commented, “We are very pleased to report that our development plan for Dimebon is proceeding on schedule both in Russia and in the U.S., and we look forward to providing additional updates in the future as our development plans progress. Furthermore, we are currently engaged in the process of assessing many new potential product candidates in other important disease areas. Our business model is ultimately to build a portfolio of at least 4-6 product development candidates in order to mitigate risk and maximize potential returns to our investors. Our hiring of Lynn Seely, M.D. as Chief Medical Officer, announced earlier this week, is based on our anticipated needs for further depth in clinical development.”

Dr. Hung added, “To increase board depth, we are delighted to announce the nomination of Dan Adams and Kim Blickenstaff for election to our Board of Directors at our upcoming annual stockholders’ meeting on May 20. Dan has founded and managed three prominent biotech companies with a combined market value of over $10 billion — Biogen, Advanced Genetic Sciences (one of the first plant biotech companies) and Plant Genetic Systems (one of Europe’s first agricultural biotech companies) – and currently is President and CEO of Protein Sciences Corporation. Kim is the current Chairman and CEO of Biosite Diagnostics, which he has grown from a startup with 4 employees to a $250 million company with 1,000 employees and a current market capitalization approaching $1 billion. We are delighted that Dan and Kim have agreed to serve on our Board, a decision that we view as further validation of our technology and business strategy.”

The Company also announced that it intends to seek listing of its Common Stock on the Nasdaq SmallCap Market or the Pacific/ArcaEx Stock Exchange, and currently is pursuing both options.

About the Company

Orion Acquisition Corp. II/Medivation, Inc. acquires and develops drug and medical device product candidates with a focus on early clinical development only (no discovery or Phase III trials). The Company seeks development candidates that have strong IP and safety data and hints of efficacy, that address large markets, and that have the potential to be in clinical development within 12-18 months of acquisition. Development activities are largely outsourced to contract research organizations to minimize infrastructure and overhead. The Company targets development candidates with the potential to generate ROIs of > 6X in 3 years by sale to or partnership with established drug or device companies. The Company’s first product candidate is Dimebon™ for Alzheimer’s disease. Dimebon is a small molecule that has a 20-year record of human use, targets the same mechanisms as other AD therapeutics approved by the U.S. Food and Drug Administration, has demonstrated improvement in cognition/memory in a pilot AD clinical trial and has demonstrated preclinical evidence of anti-aging properties. For further information regarding the Company and our Dimebon program, please refer to our Annual Report on Form 10-KSB for the year ended December 31, 2004 and our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, as filed with the Securities and Exchange Commission.

Safe Harbor

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2004 and our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, include more information about factors that could affect our financial and operating results.

# # #